EXHIBIT F-2

                        [Wachtell, Lipton, Rosen & Katz]

                               September 24, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Ameren Corporation, et al.
               Form U-1 Application-Declaration
               (File No. 70-10220)

Ladies and Gentlemen:

     We refer to the Form U-1 Application/Declaration, as amended, in the above-referenced proceeding (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren"), a Missouri corporation, its indirect wholly-owned non-utility subsidiary, Ameren Energy Fuels and Services Company ("Ameren Fuels"), an Illinois corporation, and Illinois Power Company ("Illinois Power"), an Illinois corporation (the "Applicants"). Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

     In the Application, Ameren is seeking authorization under the Act to acquire the Common Shares and Preferred Shares of Illinois Power from Illinova Corporation ("Illinova") (the "Transaction").

     We have acted as special New York counsel to Ameren in connection with the Transaction. In connection with this opinion, we have examined the Application and the exhibits thereto, the Amended SPA, and originals, or copies certified to our satisfaction, of such corporate records of Ameren and other entities, certificates of public officials, orders of regulatory bodies having jurisdiction over aspects of the Transaction, certificates of officers and representatives of Ameren and such other documents, records and matters of law as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Transaction is consummated in accordance with the Amended SPA:

               1. All New York State laws applicable to the proposed Transaction will have been complied with by Ameren.


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               2. Ameren will legally acquire the Common Shares and the
          Preferred Shares.

     The opinions expressed above are subject to the following further assumptions and conditions:

          a. The authorizations and approvals of the Transaction by the boards of directors of Ameren, Illinova and Dynegy Inc. shall have been adopted and remain in full force and effect;

          b. All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transaction shall have been obtained or made, as the case may be, and shall remain in effect (including the approval and authorization of the Commission under the Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, and the rules and regulations thereunder, and the Illinois Commerce Commission under the applicable laws of the State of Illinois), and the Transaction shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations;

          c. The Commission shall have duly entered an appropriate order or orders with respect to the Transaction as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder;

          d. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder shall have expired with respect to the Transaction;

          e. Ameren shall have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits;

          f. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed herein;

          g. The Transaction shall have been consummated as described in the Application and under the supervision of us and of Steven R. Sullivan, Senior Vice President Governmental/Regulatory Policy, General Counsel and Secretary of Ameren, acting for Ameren and all legal matters incident thereto shall be satisfactory to each of us;

          h. Each person who signed the agreements or other documents executed or delivered by Ameren in connection with the Transaction was, at the time of such signing, duly authorized, qualified, and acting on behalf of Ameren and each such person's signatures appearing on such agreements or other documents are genuine, and each such person's titles are correctly stated; and


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          i. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of Ameren and other appropriate persons and statements contained in the Application.

     We are members of the Bar of the State of New York and do not express any opinion herein concerning any law other than the laws of the State of New York and the Federal law of the United States of America. A copy of this opinion is being delivered to Steven R. Sullivan, Senior Vice President Governmental/Regulatory Policy, General Counsel and Secretary of Ameren, who, in rendering his opinion of even date herewith to the Commission, is hereby authorized to rely upon the opinions expressed herein to the same extent as if this opinion had also been addressed directly to him.

     We hereby consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and, except as indicated immediately above, may not be relied upon by any other person.


                                             Very truly yours,


                                             /s/ Wachtell, Lipton, Rosen & Katz